AMENDMENT TO

SERVICES AGREEMENT

THIS AMENDMENT made effective as of December 1, 2016 (“Amendment”) to that certain Services Agreement dated January 1, 2016 (as amended and in effect as of the date hereof, the “Agreement”), among Strategy Shares (the “Client”), on the one hand, and Citi Fund Service Ohio, Inc. (“CFSO”) and Citibank, N.A. (“Citibank” and, together with CFSO, the “Service Provider”), on the other hand. All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the CFSO performs certain services for the Client, including, processing, accounting and administrative services;

WHEREAS, the parties now wish to add Citibank to the Agreement to provide transfer agency services; and

WHEREAS, the parties now wish to amend the Agreement pursuant to this Amendment to remove CFSO as the party responsible for providing transfer agency services under the Agreement and transfer the burden and benefits of CFSO for transfer agency services under the Agreement to Citibank.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1.                  Novation of transfer agency services.

(a)    With effect from and including ______, 2016, CFSO assigns and transfers by novation to Citibank, and Citibank accepts the assignment and transfer by novation of, all rights, duties, and obligations of CFSO under and in respect to the transfer agency services described in the Agreement. The Client releases and discharges CFSO from further obligations to the Client with respect to the transfer agency services provided for under the Agreement and the Client’s respective rights against CFSO thereunder are cancelled; provided, however, that such release and discharge shall not affect any right, liabilities, or obligations of the parties with respect to payments or other obligations due and payable or due to be performed on or prior to _________.

(b)   Each party consents and agrees to the novation described in Section 1(a) of this Amendment.

2.                  Addition of Citibank.

Except to the extent that this section is inconsistent with Section 1 of this Amendment, the Agreement shall remain in full force and effect except that the term and any references to the term “Service Provider” and “Parties” in relation to transfer agency services or any Services listed in Schedule 2 – Appendix C of the Agreement will no longer include CFSO.

3.                  Section 6(C) – Limitation on Liability.

Section 6(C)(xii) of the Agreement is hereby deleted in its entirety and replaced with the following Section 6(C)(xii) followed by a new section 6(C)(xiii):

(xii)	Notwithstanding anything else to the contrary herein, references to the term Service Provider shall not mean CFSO with respect to Services provided by Citibank and vice-versa; CFSO shall have no liability for Citibank’s actions or inactions, and Citibank shall have no liability for CFSO’s actions or inactions.

(xiii)	For the avoidance of doubt, it is hereby agreed and declared that references to the Service Provider in this clause 6 shall be deemed to include references to the directors, officers, employees, agents and delegates of the Service Provider.

4.                  Section 11(B).

Section 11(B)(v) is hereby added to the current Section 11(B):

(v) For the avoidance of doubt, termination of this Agreement will constitute termination of all Services listed in the attached Services Schedule.

5.                  Representations and Warranties.

Each party represents and warrants to the other that this Amendment has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

6.                  Miscellaneous.

(a)    This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)   Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by each party hereto.

(c)    Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)   This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

Citi Fund Services Ohio, Inc.		Citibank, N.A.
By:	/s/ Jay Martin	By:	/s/ Jay Martin
Name:	Jay Martin	Name:	Jay Martin
Title:	President	Title:	Vice President

Strategy Shares
By:	/s/ Jerry Szilagyi
Name:	Jerry Szilagyi
Title:	President